Exhibit 99.1

Landec Corporation Reports Fiscal Year 2011 and Fourth Quarter Results

For fiscal year 2011 Landec achieves revenue growth of 16% and adjusted EPS of $0.33

MENLO PARK, Calif.--(BUSINESS WIRE)--July 26, 2011--Landec Corporation (Nasdaq: LNDC), today reported results for fiscal year 2011 and the fourth quarter of fiscal year 2011. Revenues for fiscal year 2011 increased 16% to $276.7 million compared to revenues of $238.2 million for the same period a year ago. Net income for fiscal year 2011 was $3.9 million or $0.15 per diluted share compared to net income of $4.0 million or $0.15 per diluted share for the same period last year.

Net income for fiscal year 2011 was negatively impacted by $5.0 million due to weather-related increased costs for produce sourcing in Apio’s value-added vegetable business and by a one-time $4.8 million non-cash, non-tax deductible impairment charge for the write-off of Landec Ag’s goodwill. Excluding the $4.8 million impairment charge, net income in fiscal year 2011 would have been $8.7 million and the earnings per share would have been $0.33, in line with the Company’s revised guidance and an increase over the adjusted earnings per share in fiscal year 2010 of $0.29, after excluding $3.7 million of non-recurring charges in fiscal year 2010. The $3.7 million of non-recurring charges in fiscal year 2010, which were not tax deductible, consisted of $2.7 million of transaction costs associated with the acquisition of Lifecore Biomedical, Inc. (“Lifecore”) and $1.0 million from a non-cash partial impairment charge on our minority equity investment in Aesthetic Sciences Corporation.

Fourth Quarter Results

Landec revenues increased $9.9 million or 17% to $68.1 million during the fourth quarter of fiscal year 2011 compared to the fourth quarter of fiscal year 2010, primarily due to a $4.1 million increase in revenues at Lifecore which was acquired on April 30, 2010. In addition, revenues in Apio Inc.’s value-added vegetable business increased $3.9 million or 9% to $46.8 million and Apio export revenues increased $1.7 million, or 15% to $13.4 million compared to the fourth quarter last year.

The net loss for the fourth quarter of fiscal year 2011 increased $1.3 million to $2.7 million, or $0.10 per diluted share. The increase in the net loss was due to the $4.8 million impairment charge and a $455,000 loss at Lifecore due to the timing of shipments between the third and fourth quarters. These increases in the net loss were partially offset by the absence of the $3.7 million of non-recurring charges recorded during the fourth quarter of last year and from a $363,000 increase in pre-tax income for Apio. Excluding the impairment charge during the fourth quarter of fiscal year 2011 and the non-recurring charges during the fourth quarter of fiscal year 2010, adjusted earnings per share for the fourth quarter of fiscal years 2011 and 2010 would have been $0.08 and $0.09, respectively.

Gary Steele, Landec Chairman and CEO, commented, “Considerable progress was made during Landec’s fourth quarter including: (1) the continuing successful integration of Lifecore, (2) the use of Landec’s Intelimer® technology for personal care products which has now been formulated into over 50 products, (3) the return to growth for Apio’s value-added vegetable business, and (4) initiation of new licensing discussions with future potential partners in our Technology Licensing business.”

At fiscal year end 2011, Landec performed its annual goodwill impairment analysis and concluded that Landec Ag's $4.8 million of goodwill was fully impaired. As a result, Landec recorded the goodwill impairment charge as of May 29, 2011 in other operating expenses. While Landec has made good technical progress on the program with Monsanto for the controlled release of actives from seed applied coatings, it became apparent during the fourth quarter that conclusive biological test results are probably not achievable in the four months left in the agreement before Monsanto has to make its purchase option decision. The uncertainty related to whether Monsanto Company will exercise its purchase option for the exclusive licensed field of technology, and the fact that Landec Ag is projected to be unprofitable for several years absent any ongoing relationship with Monsanto, were the main factors contributing to the decrease in the estimated fair value of the Landec Ag business and the full impairment of the related goodwill. Landec and Monsanto may decide before the current agreement terminates on December 1, 2011, to extend the purchase option date for Monsanto in order to have more biological test data.

Fiscal Year 2011 Results

Landec revenues increased $38.5 million, or 16%, to $276.7 million for fiscal year 2011 compared to the same period a year ago. The increase in revenues was primarily due to a $31.0 million increase in revenues from Lifecore and a $7.4 million increase in revenues from Apio.

Net income for fiscal year 2011 was virtually flat with last year at $3.9 million or $0.15 per diluted share. There were several offsetting items which resulted in net income being virtually unchanged from last year. Items that decreased net income were (1) the $4.8 million impairment charge discussed above, (2) a net decrease in pre-tax income of $3.0 million at Apio primarily due to weather related produce sourcing issues in Apio’s value-added vegetable business, and (3) a $2.9 million increase in Technology Licensing and Corporate operating expenses due primarily to (a) a full year of Landec Ag operating expenses compared to only a half year in fiscal year 2010 as operating expenses for the first half of fiscal year 2010 were reimbursed by Monsanto, (b) an increase in stock based compensation expenses, (c) an increase in R&D expenses due to the hiring of additional scientific staff, and (d) an increase in accounting and tax service fees. Items that increased net income were (1) Lifecore’s net income of $7.3 million, and (2) the absence of $3.7 million of non-recurring charges which negatively impacted net income in fiscal year 2010.

For fiscal year 2011, Landec’s gross margin improved 2.7 percentage points to 16.9% compared to 14.2% in fiscal year 2010, representing a 38%, or $12.9 million, increase in gross profit. This increase is attributed to the $16.4 million increase in gross profit contributed by Lifecore, partially offset by the $3.6 million decrease in gross profit in Apio’s value-added business.

Landec ended fiscal year 2011 with $36.3 million in cash and marketable securities and during fiscal year 2011, Landec generated $14.5 million in cash from operations, a 93% increase over fiscal year 2010.

Management Comments and Guidance

On February 15, 2011, Apio purchased $15 million of Senior Preferred Shares and $201 of Common Shares in Windset Holdings 2010 Ltd. (“Windset”). The investment represents a 20.1% equity ownership by Apio in Windset. The investment will result in a 7.5% annual cash dividend on the Senior Preferred Shares. In addition, Apio will recognize quarterly 20.1% of the change in the fair value of Windset as non-operating income (loss). From the closing date of February 15, 2011 through the end of fiscal year 2011, Landec recognized $328,000 of dividends and $662,000 in other income from the increase in the fair value of its investment in Windset.

Dennis Allingham, Lifecore’s CEO, said, “Customer service is a cornerstone of Lifecore’s product and sales offerings. As a result, Lifecore strives to meet diverse customer requirements, which can fluctuate notably from quarter to quarter and impact margins based upon sales mix. Certain orders originally planned for the fourth quarter were filled and shipped at customers’ requests in the third quarter, resulting in lower revenues and operating income in the fourth quarter. Overall, Lifecore had an exceptionally good year and exceeded its plan for fiscal year 2011 for both revenues and income.”

Ron Midyett, Apio’s CEO stated, “Although March was a wet month in California, weather conditions improved in April and May and as a result revenues in our value-added vegetable business grew 9% during the fourth quarter of fiscal year 2011 compared to the fourth quarter last year and the gross profit from these increased revenues offset increased produce sourcing costs due to weather-related sourcing issues in March.”

Continued Mr. Steele, “For fiscal year 2012, we plan to grow revenues approximately 5% and, after adding back the $4.8 million impairment charge to net income for fiscal year 2011, we plan to grow net income in fiscal year 2012 by 30% to 40%. This guidance excludes the gain that would be recognized if Monsanto elects to exercise its purchase option. Please see the Questions and Answers section in this release following the financial statements pages for more details concerning the projected growth in net income.”

“Landec’s strategy, as evidenced by the growth in revenues and gross margin during fiscal year 2011, is to continue to shift its revenue mix to higher margin businesses by identifying and taking advantage of high margin business opportunities and by investing in new product development,” concluded Mr. Steele.

Landec Fourth Quarter 2011 Earnings Conference Call

A conference call will follow this release at 8:00 a.m. Pacific Time on Wednesday, July 27, 2011 during which senior management of Landec will present an overview of results for the fourth quarter and fiscal year 2011. Interested parties have the opportunity to listen to the conference call live on the Internet at www.landec.com on the Investor Relations web page. A replay of the webcast will be available for 30 days. Additionally, investors can listen to the call by dialing (866) 253-5757 or (703) 639-1206 at least 5 minutes prior to the start. A replay of the call will be available through Wednesday, August 3, 2011 by calling (888) 266-2081 or (703) 925-2533, code #1540771.

Landec is a materials science company, leveraging its capability in polymer science and bio-application development in order to commercialize new products within a variety of life science fields, including food, agricultural, personal care and medical applications. With its Intelimer® polymers, Landec is able to customize its proprietary polymer materials for each application through the manipulation of controlled release, temperature activation and biocompatibility properties. Landec’s subsidiary, Apio, has leveraged Landec’s BreatheWay® membrane to become the leader in U.S. fresh-cut specialty vegetables. Landec Ag offers a full solution of seed coatings and enhancements that work with the latest genetic technologies to drive continuous improvements in crop yield. Landec has also commercialized dozens of personal care, industrial and adhesive products through its long-standing partner relationships. Through its subsidiary, Lifecore Biomedical, Landec is a premium supplier of hyaluronan-based biomaterials to the ophthalmic, orthopedic and veterinary markets worldwide. For more information about the Company visit Landec’s website at www.landec.com.

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially, including such factors among others, as the timing and expenses associated with operations, the ability to achieve acceptance of the Company's new products in the market place, the integration of Lifecore’s operations into the Company, the severity of the current economic slowdown, weather conditions that can affect the supply and price of produce, the amount and timing of research and development funding and license fees from the Company's collaborative partners, the timing of regulatory approvals, the mix between domestic and international sales, and the risk factors listed in the Company’s Form 10-K for the fiscal year ended May 30, 2010 (See item 1A: Risk Factors) which may be updated in Part II. Item 1A Risk Factors in the Company’s Quarterly Reports on Form 10-Q. As a result of these and other factors, the Company expects to continue to experience significant fluctuations in quarterly operating results and there can be no assurance that the Company will remain consistently profitable. The Company undertakes no obligation to update or revise any forward-looking statements whether as a result of new developments or otherwise.

--Tables and Q&A to Follow--

LANDEC CORPORATION CONSOLIDATED CONDENSED BALANCE SHEETS (In thousands)

	May 29, 2011	May 30, 2010
	(unaudited)
ASSETS
Current Assets:
Cash, cash equivalents and marketable securities	$36,259	$48,238
Accounts receivable, net	22,677	20,105
Inventories, net	20,161	16,107
Deferred taxes	542	1,262
Prepaid expenses and other current assets	2,387	3,230
Total Current Assets	82,026	88,942

Investments in non-public companies	16,455	793
Property and equipment, net	51,779	50,161
Intangible assets, net	52,256	57,256
Other assets	3,796	3,045
Total Assets	$206,312	$200,197

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$17,047	$14,703
Accrued compensation	3,080	2,043
Other accrued liabilities	3,581	3,277
Deferred revenue	2,657	3,391
Current portion of long-term debt	4,330	4,521
Total Current Liabilities	30,695	27,935

Long-term debt	15,500	19,249
Deferred revenue	―	1,000
Deferred taxes	11,338	8,801
Other non current liabilities	11,053	10,737

Stockholders' Equity
Common stock	27	27
Additional paid-in capital	119,169	117,730
Accumulated other comprehensive loss	(267)	(179)
Retained earnings	17,126	13,206
Total stockholders' equity	136,055	130,784
Noncontrolling interest	1,671	1,691
Total Equity	137,726	132,475
Total Liabilities and Shareholders’ Equity	$206,312	$200,197

LANDEC CORPORATION CONSOLIDATED CONDENSED STATEMENTS OF INCOME (In thousands, except per-share data) (unaudited)

	Three Months Ended		Twelve Months Ended
	May 29,	May 30,	May 29,	May 30,
	2011	2010	2011	2010
Revenues:
Product sales	$65,650	$55,695	$267,121	$228,390
Services revenues	792	899	3,391	3,699
License fees	1,350	1,350	5,400	5,400
Research, development, and royalty revenues	308	271	817	735
Total revenues	68,100	58,215	276,729	238,224

Cost of revenue:
Cost of product sales	56,895	48,205	227,167	201,466
Cost of services revenues	659	658	2,867	2,992
Total cost of revenue	57,554	48,863	230,034	204,458

Gross profit	10,546	9,352	46,695	33,766

Operating costs and expenses:
Research and development	2,513	1,482	9,275	4,361
Selling, general and administrative	6,425	4,560	24,608	17,698
Impairment charges and acquisition costs	4,780	3,725	4,780	3,725
Total operating costs and expenses	13,718	9,767	38,663	25,784
Operating (loss) income	(3,172)	(415)	8,032	7,982

Dividend income	281	—	328	—
Interest income	86	138	430	834
Interest expense	(189)	(79)	(820)	(88)
Other income	618	—	472	—
Net (loss) income before taxes	(2,376)	(356)	8,442	8,728
Income tax expense	(271)	(1,013)	(4,181)	(4,262)
Consolidated net (loss) income	(2,647)	(1,369)	4,261	4,466
Non controlling interest	(90)	(99)	(341)	(482)
Net (loss) income	$(2,737)	$(1,468)	$3,920	$3,984

Diluted net (loss) income per share	$(0.10)	$(0.06)	$0.15	$0.15

Shares used in diluted per share computations	26,627	26,382	26,626	26,633

LANDEC CORPORATION
FISCAL YEAR ENDED MAY 29, 2011
QUESTIONS AND ANSWERS

1. What are the details surrounding the Company‘s expectations for fiscal year 2012?

For fiscal year 2012, we are projecting revenue growth of approximately 5% and net income growth of 30% to 40% over fiscal year 2011 net income adjusted for the impairment charge. The estimated range of earnings per share growth is outlined in the following table:

EPS as reported in fiscal year 2011	$0.15
Add back: Impairment charge for Landec’s Ag goodwill	0.18
Adjusted EPS for fiscal year 2011	$0.33

Projected changes in EPS for 2012 are as follows: Increases in EPS:
Increase in Apio’s pre-tax net income, including Windset	$0.29-0.31
Increase in Lifecore’s pre-tax net income	0.01-0.02
Increase in gross profit from new Corporate licensing and R&D collaborations and lower Corporate operating expenses	0.01-0.02
Decreases in EPS:
Decrease in License fees from Monsanto	(0.10)
Increase in income tax expense	(0.12-0.13)
Estimated EPS for fiscal year 2012	$0.42-0.45

Due to timing of shipments at Lifecore and seasonality in Apio’s business, in fiscal year 2012 we expect that the EPS for the first quarter will be less than half of the second and third quarters and we expect EPS for the fourth quarter to be approximately 50% higher than the second and third quarters.

2. What is the projected cash flow from operations and the projected capital expenditures during fiscal year 2012?

Cash flow from operations is projected to increase 5% to 10% in fiscal year 2012 compared to fiscal year 2011 net cash flow from operations of $14.5 million. Capital expenditures, compared to fiscal year 2011 capital expenditures of $6.7 million, are projected to decrease by approximately 10% in fiscal year 2012.

3. Is the fresh-cut produce category returning to a growth mode?

We have seen some growth over the last few months and are hopeful this is a trend that will continue during our fiscal year 2012. Overall, consumers are not increasing their purchases at retail grocery chains as unemployment remains high and consumers are hesitant to spend. Price pressures on retailers remain very strong. The overall fresh-cut produce category, however, has experienced a 3% growth in volume in the last three months. This growth is coming mostly in the bagged fresh-cut vegetable category whereas the fresh-cut vegetable tray demand has yet to rebound. For our internal planning for fiscal year 2012, we expect year-over-year growth in our industry category to be about 3%.

4. Why is Landec projecting 5% revenue growth and could it be higher than 5%?

We are projecting that our value-added vegetable business will have higher growth than the 3% overall fresh-cut vegetable category growth but we are being cautious with our projections given the flat to negative growth of this category over the past two years and due to our difficult experience with bad weather this past year. We expect revenues in Apio’s export business to be flat to slightly lower after growing 12% in fiscal year 2011 and achieving record annual revenues of $61.7 million. In our Lifecore business, we are projecting revenue growth of nearly 10% after a year in which Lifecore’s revenues grew approximately 60%. It should be noted that some of Lifecore’s growth in fiscal year 2011 was associated with the management of inventory directed by certain Lifecore customers. Lastly, in our Technology Licensing business, we will be recognizing only a half year, or $2.7 million, of license fees from our licensing agreement with Monsanto compared to recognizing $5.4 million from this agreement in fiscal year 2011. If the fresh-cut vegetable category grows more than projected and if Lifecore’s new customers and new products begin selling sooner than planned, then we could exceed the 5% projected revenue growth.

5. When does the Monsanto license agreement expire and what occurs at that time?

The Monsanto license agreement expires on December 1, 2011. For fiscal year 2012, Landec will recognize $2.7 million in revenues and profits under the original terms of this agreement during the first six months of fiscal year 2012 compared to $5.4 million during fiscal year 2011. On or before December 1, 2011, Monsanto can exercise its option to purchase the rights to the exclusive field for $10.0 million. If Monsanto does not exercise its option, Monsanto must pay Landec Ag, Landec’s wholly-owned seed coating subsidiary, a $4 million termination fee and all rights to the Intellicoat® seed coating technology will revert to Landec. Since December 2006, the Company has been recognizing $200,000 of revenue per quarter as a result of this guaranteed termination fee. If Monsanto exercises its purchase option, we expect to enter into a new long-term supply agreement and/or a royalty/profit sharing agreement. If Monsanto terminates the agreement, Landec will evaluate its strategic options at that time.

6. Can you remind us about the investment in Windset that Apio made during the third quarter?

As mentioned earlier, during the third quarter of fiscal year 2011, Apio purchased $15 million of Senior Preferred Shares and $201 of Common Shares of Windset. The investment represents a 20.1% equity ownership by Apio in Windset. The Company adopted the fair value accounting option for its Windset investment effective with the date of its investment.

Landec’s management team views Windset as the most advanced hydroponic greenhouse operator in North America, where the demand for greenhouse grown varieties is rising rapidly. The hydroponic process uses no soil and a fraction of the water required in field production while benefiting from higher yields per acre without traditional weather-related risks. Windset has purchased 222 acres of land in the Santa Maria Valley of California near Apio’s operations, and is initially constructing 64 acres of indoor vegetable production for numerous varieties of hydroponically grown tomatoes to be completed this fall.

The non-voting Senior Preferred Shares yield an annual cash dividend of 7.5%. In addition, over the period of its minority interest ownership in Windset, Apio will recognize quarterly 20.1% of the change in the fair value of Windset and the amount will be reported as other income (expense). Since entering into the agreement, the Company has recognized a $662,000 increase in the fair value of its investment in Windset during the fourth quarter of fiscal year 2011 and dividends of $328,000. Also under the terms of the agreement, Apio is entitled to designate one of five members on the Board of Directors of Windset.

7. How is the roll-out of Chiquita’s Fresh & Ready Avocado program progressing?

The BreatheWay technology is performing as designed, maintaining shelf life for both retailers and consumers, and delivering fully ripened and ready-to-eat avocados. The program is delivering good revenue growth in a new category to Chiquita and providing double digit sales increases, compared to conventional avocados, to participating retailers.

8. What is happening in the area of corporate licensing deals?

We are exploring licensing deals in a number of areas which include drug delivery, agricultural and industrial coatings, temperature monitoring and food packaging. We are currently in early stage discussions with several different companies. These discussions range from R&D agreements to licensing/royalty agreements to supply agreements or some combination thereof. We believe the climate for large licensing deals is limited given the severity of the recession and the cutbacks large companies have made in their R&D budgets. We thus have become more focused on strategic partners who can successfully commercialize our technology in a timely way within well defined and more narrow exclusive fields. We will report more on licensing deals as they occur.

9. What new products and/or programs does the Company plan to introduce during fiscal year 2012?

We expect Windset to launch new BreatheWay packaged products for cucumbers and we plan to purchase tomatoes from Windset’s new Santa Maria operation for Apio’s vegetable tray business. In addition, we plan to introduce several new products and product lines at Apio plus offer expanded opportunities and offerings from Lifecore and enter into one or more licensing deals.

10. What are Landec’s priorities for the next 12 to 24 months?

Our goals are as follows: (1) grow Lifecore’s business by utilizing Lifecore’s strengths in ophthalmology, viscoelastic materials and sterile filling, (2) grow Apio’s food business and maintain Apio’s margins, (3) maintain a strong balance sheet, (4) find new investment opportunities for growth and margin enhancement, (5) support Chiquita with its roll-out plans for avocados, (6) support Monsanto with strong technical contributions, and (7) find new applications for BreatheWay packaging technology and Intelimer polymer technology that can be commercialized through Landec’s subsidiaries or third party partners. We see growth opportunities and we are expanding our investment in R&D to take advantage of these opportunities, while continuing the shift in revenue mix to higher margin businesses, as evidenced in the results for fiscal year 2011.

11. How do the pre-tax results by line of business for the three and twelve months ended May 29, 2011 compare with the same periods last year?

The results are as follows (unaudited and in thousands):

Revenues:	Three months ended 5/29/11	Three months ended 5/30/10	Twelve months ended 5/29/11	Twelve months ended 5/30/10
Apio Value Added(a)	$46,754	$42,820	$175,664	$175,046
Apio Export (b)	13,366	11,660	61,663	54,926
Total Apio	60,120	54,480	237,327	229,972
Lifecore	5,542	1,457	32,505	1,457
Tech. Licensing (c)	2,438	2,278	6,897	6,795
Total Revenues	68,100	58,215	276,729	238,224

Gross Profit:
Apio Value Added	5,499	5,513	18,888	22,514
Apio Export	803	1,010	3,901	3,906
Total Apio	6,302	6,523	22,789	26,420
Lifecore	2,028	815	17,231	815
Tech. Licensing	2,216	2,014	6,675	6,531
Total Gross Profit	10,546	9,352	46,695	33,766

R&D:
Apio	271	307	1,023	1,182
Lifecore	1,080	395	4,272	395
Tech. Licensing	1,162	780	3,980	2,784
Total R&D	2,513	1,482	9,275	4,361

S,G&A:
Apio	3,311	2,969	12,722	12,128
Lifecore	1,230	339	4,838	339
Tech. Licensing	108	(15)	419	100
Corporate	1,776	1,267	6,629	5,131
Total S,G&A	6,425	4,560	24,608	17,698

Other (d):
Apio	854	(36)	773	(270)
Lifecore	(173)	(68)	(843)	(68)
Tech. Licensing	(4,780)	(1,000)	(4,780)	(1,000)
Corporate	(246)	(3,674)	(4,042)	(6,385)
Total Other	(4,345)	(4,778)	(8,892)	(7,723)

Net (Loss) Income:
Apio	3,574	3,211	9,817	12,840
Lifecore	(455)	13	7,278	13
Tech. Licensing	(3,834)	249	(2,504)	2,647
Corporate	(2,022)	(4,941)	(10,671)	(11,516)
Net (Loss) Income	$(2,737)	$(1,468)	$3,920	$3,984

a) Apio’s Value-Added business includes revenues and gross profit from Apio Cooling LP. and Apio Packaging.

b) Apio’s Export business includes (1) its commission-based commodity export business, and (2) its commission-based domestic buy/sell business through the fourth quarter of fiscal year 2010.

c) Included in Tech. Licensing are the Intellicoat license fees from Monsanto and Landec Ag's operating expenses beginning in the third quarter of fiscal year 2010.

d) Included in Other are net interest income/(expense), dividend income, non-operating income/(expense), income tax expense and impairment charges and acquisition costs.

CONTACT:
Landec Corporation
Gregory S. Skinner, 650-261-3677
Vice President Finance and CFO